UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):    |X|  Form 10-K  |_| Form 20-F  |_| Form 11-K   |_| Form 10-Q
                |_| Form N-SAR

                  For Period Ended:   February 29, 2000
                                    ----------------------
                  [   ]  Transition Report on Form 10-K
                  [   ]  Transition Report on Form 20-F
                  [   ]  Transition Report on Form 11-K
                  [   ]  Transition Report on Form 10-Q
                  [   ]  Transition Report on Form N-SAR
                  For the Transition Period Ended:____________________________


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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates: Part III, Items 9, 10, 11 and 12.

PART I - REGISTRANT INFORMATION
   Trackpower, Inc.

Full Name of Registrant

Former Name if Applicable:  American Digital Communications, Inc.
Address of Principal Executive Office (Street and Number)
67 Wall St Suite 2411
New York, NY 10005
City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       [x] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

       [x] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

       [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

See Attachment I

                                                 (Attach Extra Sheets if Needed)
                                                                  SEC 1344 (6/93


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

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Gary Hokkanen            (905)                      837-9909

         (Name)                   (Area Code)                (Telephone Number)

(2)  Have all other period reports required under Section 13 or 15(d)
     of the Securities Exchange Act of 1934 or Section 30 of the
     Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no,
              identify report(s).                                 |_|  Yes |_|No

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
                  portion thereof?                                |_| Yes  |_|No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                                Trackpower, Inc.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date                06/28/00           By  /s/ Gary  Hokkanen

                               Gary Hokkanen, Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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Attachment I

                  The Registrant is seeking an extension of the period in which to file the Part III information as part of its Form 10-KSB for the year ended February 29, 2000 because of difficulties in obtaining the relevant information due primarily to time constraints imposed on the management of the company arising from the proposed joint venture with eBet Limited. The Registrant is currently in the process of completing the remaining portions of the Part III information, and anticipates that the Part III information will be filed within the grace period provided for under Rule 12b-25.


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